EXHIBIT 99.1


                         MINNESOTA CORN PROCESSORS, LLC
        901 NORTH HIGHWAY 59 MARSHALL, MN 56258-2744 PHONE: 507-537-2676
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[LOGO] MCP





                              N E W S   R E L E A S E

FOR RELEASE                         CONTACT:
1200 CST 03/14/01                   MCP:
                                    L. Daniel Thompson, (507) 537-2660

                         MINNESOTA CORN PROCESSORS, LLC
                               TO PAY DISTRIBUTION


         Minnesota Corn Processors, LLC ("MCP"), a Marshall, Minnesota based corn wet miller and supplier of food ingredients, starch and ethanol, today declared a distribution of $.02 per investment unit. The total amount of the distribution will be $3.9 million, of which approximately $600,000 will be used to offset amounts for those unit holders with a Fiscal 1996 Loss Payable.
         The distribution will be made to unit holders of record as of April 1, 2001 and will be distributed on approximately April 5, 2001. This distribution will appear on a Schedule K-1 next March, 2002.
         Any unit holder who sold or transferred units during the months of January - March, 2001 will not receive a distribution for those units. However, they will receive a K-1 in March 2002 for the taxable income allocated to those units sold or transferred for the period of time those units were owned in 2001.
         Minnesota Corn Processors, LLC is a corn-wet miller with refineries in Marshall, MN and Columbus, NE. The Company produces high-quality corn sweeteners and starch products for sale into the beverage and food industries, and owns and operates a nationwide network of 19 corn sweetener distribution terminals. In addition to its position as one of the largest U.S. manufacturers of fuel ethanol, the Company produces starches for sale into the paper and corrugating industries, feed products and road de-icers. The Company is headquartered in Marshall, MN. For more information, visit the Company's web site at www.mcp.net.

This press release contains or may contain certain forward-looking statements concerning the Company's financial position, business and future prospects, in addition to other statements using words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on factors such as the following: fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies and changes in regulatory controls regarding quotas, tariffs and biotechnology issues; and increased competitive and/or customer pressure in the corn refining industry. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company's most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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